Exhibit 99.1

PRESS RELEASE

Flutter Board announces CEO transition

Dan Taylor to succeed Peter Jackson on October 1, 2026

NEW YORK, NY (August 5, 2026): Flutter Entertainment plc (NYSE: FLUT), the world’s leading online sports betting and iGaming operator, today announced that Dan Taylor will be appointed Group Chief Executive Officer, effective October 1, 2026, when he will also join Flutter’s Board of Directors. Dan will succeed Peter Jackson, who will step down as Group Chief Executive Officer and from the Board on September 30, 2026. Peter will remain with the Company as an advisor through the end of the year to support a smooth transition.

Dan is currently CEO of Flutter’s International division, which generated more than $9 billion of annual revenue and over $2.2 billion of Adjusted EBITDA in 2025. During his tenure, the business has expanded through a series of strategic acquisitions and transformations as well as consistent organic growth, strengthening Flutter’s competitive positions across key regulated markets. As Flutter President since May 2026, Dan also has responsibility for commercial delivery across the Group’s global portfolio and has played a central role in shaping FanDuel’s recent sportsbook improvement plan, which is showing encouraging early signs of momentum.

John Bryant, Chair of the Board, said: “The Board is pleased to appoint Dan as Flutter’s next Group Chief Executive Officer. He has an outstanding track record of delivering results, building high-performing teams and leading complex international businesses. Dan’s breadth of experience and responsibilities across the Group, combined with his deep understanding of the industry, give us every confidence that he is the right person to lead Flutter into its next phase of growth.

“On behalf of the Board, I would also like to thank Peter for his significant contribution to the business. Under his leadership, Flutter has transformed from Paddy Power Betfair into the world’s leading online sports betting and iGaming operator. He has led its growth into a truly global business, built a portfolio of market-leading brands and strengthened the capabilities that underpin its success. Peter leaves Flutter with gold medal positions around the world and exceptionally well positioned for the future.”

Dan Taylor said: “I’m delighted to take on the role of Group Chief Executive Officer at such an important time for Flutter. Our priority will be to keep delivering for our colleagues, customers and shareholders, while building on the momentum we’ve created across the business. The opportunities ahead are significant—both those we see in the market today and those we will create ourselves in the future. I look forward to leading the business as we continue to innovate, grow and build on the strengths that make Flutter unique.”

Peter Jackson said: “It has been such a privilege to lead Flutter’s transformation, and I am incredibly proud of what we have achieved over nearly nine years. Flutter is a fantastic business, with a portfolio of world-class brands, talented colleagues and genuine competitive advantages. Having worked closely with Dan for many years, I have seen first-hand his ability to grow businesses, build strong teams and deliver exceptional results. I leave with great confidence in Dan, the leadership team and the Company’s future.”

Second Quarter Fiscal 2026 Results and Conference Call

In a separate press release issued today, Flutter released its second quarter 2026 financial results. The company will host a conference call today at 8:30 a.m. EDT (1:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 11053. Please dial-in 10 minutes before the conference call begins.

+1 800 715 9871 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943 926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1963 (International)

Notes to Editors

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025 and $4,326m of revenue globally for the quarter ended June 30, 2026, up 3% YoY.

Dan Taylor Biography

Dan is a highly experienced and accomplished gaming executive, who has held a series of senior leadership roles within Flutter for over a decade. He has helped to spearhead growth, innovation and transformation across the company, building some of the strongest brands in the gaming sector while helping to establish the portfolio of leading market positions that underpin Flutter today. Dan was appointed Flutter President in May 2026, alongside his previous remit as Chief Executive Officer of Flutter International, and is responsible for the overall commercial delivery of both FanDuel and Flutter International, including all constituent regions and brands within Flutter.

Dan served as Chief Executive Officer of Paddy Power Betfair from 2018 to 2020, with full global responsibility for Paddy Power, Betfair and Adjarabet. Prior to this, from 2015 to 2018, he served as Managing Director, UK & Ireland and Managing Director, Retail. Throughout his career at Flutter, Dan has played a central role in leading both the organic growth agenda and much of the Group’s value-accretive M&A strategy, helping to integrate major acquisitions and build leading positions across multiple regions, including Flutter UK and Ireland (UKI), Flutter Southern Europe and Africa (SEA) and Central and Eastern Europe (CEE), alongside exceptional leadership teams. He has also overseen significant product innovation, technology transformations and post-acquisition integration programs. Under his leadership, these efforts have directly contributed to more than $300m in incremental realized synergies and efficiencies.

Before joining Flutter, Dan held a series of senior roles across a range of consumer digital businesses and was an Associate Partner at OC&C Strategy Consultants. He is also a Non-Executive Director at Dunelm plc and holds an MA in Economics from the University of Cambridge.

To learn more about Flutter, please visit our website at www.flutter.com.

Contacts:

Investors:	Media:
Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Sophie Nottage, Investor Relations	Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

3